DELCATH SYSTEMS, INC.
                               1100 SUMMER STREET
                           STAMFORD, CONNECTICUT 06905
                      IMPORTANT REMINDER TO VOTE YOUR PROXY

                                                                  May 22, 2006

Dear Stockholder:

     Our records indicate your vote has not yet been received for the 2006 Annual Meeting of Stockholders, which will be held at 11:00 a.m. (Eastern Time) on Tuesday, June 13, 2006, at the Holiday Inn Select, 700 Main Street, Stamford, Connecticut. Please take a moment right now to ensure that your shares are represented at this very important meeting.

     At the Annual Meeting, you will be asked to approve a proposal to elect two Class III directors to serve until the 2009 Annual Meeting of Stockholders and to consider and act upon such other business as may properly come before the meeting.

     The proxy statement also contains a shareholder proposal submitted by Laddcap Value Partners L.P. which your Board of Directors believes is not in the best interests of our stockholders. Further, Institutional Shareholder Services Inc. (ISS), a leading provider of proxy voting and corporate governance services, published its report on May 18, 2006, recommending that all stockholders vote AGAINST this proposal. Your Board urges you to vote against this proposal.

     The Company is currently engaged in the process of obtaining premarket approval for its patented drug delivery system from the U.S Food and Drug Administration (FDA). Premarket approval is a lengthy, but in the Board's view, essential step towards maximizing the value of the Company's technology. The Board believes that, if the Company obtains premarket approval from the FDA, the value of the Company's technology (and therefore the value of the Company) will be substantially increased beyond what could reasonably be expected to be obtained in a sale of the Company today. In furtherance of this goal, the Company hired two new employees in 2005 and raised $16.6 million in new capital over the past two years. For these reasons, and the other reasons contained in the proxy statement, the Board believes that the Company should remain an independent corporation and recommends that stockholders vote against the proposal.

                         *PLEASE VOTE YOUR SHARES TODAY*

     In order to ensure that every stockholder has an opportunity to vote his or her shares, no matter how few or how many shares you may own, we are enclosing an additional proxy card that will allow you to exercise your rights as a stockholder.

     Please vote by Telephone or by Internet Today pursuant to the instructions enclosed. Remember -- every share and every vote counts! Alternatively, you may sign, date and mail your proxy card in the envelope provided. If you have any questions, please call MacKenzie Partners, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500.

     Thank you in advance for voting promptly.

                                         Sincerely,
                                         /s/ M.S. Koly
                                         M.S. Koly
                                         President and Chief Executive Officer

This letter contains forward-looking statements which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.